UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2020

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-25909	86-0931332
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2685 S. Melrose Drive, Vista, California	92081
(Address of Principal Executive Offices)	(Zip Code)

877-505-3589

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Item 1.01 Entry into a Material Definitive Agreement.

On March 1, 2020, Flux Power, Inc., a wholly owned subsidiary of Flux Power Holdings, Inc. (the “Company”) entered into a certain First Amendment to Standard Industrial/Commercial Multi-Tenant Lease (the “Amendment”) with Accutek (“Lessor”) to rent an additional 16,309 rentable square feet of space plus a residential unit of approximately 1,230 rentable square feet (for a total of approximately 17,539 rentable square feet) at the premises located at 2685 S. Melrose Drive, Vista, California.

The Amendment amends the terms of that certain Standard Industrial/Commercial Multi-Tenant Lease dated April 25, 2019 (the “Lease Agreement”). The lease for the additional space commences 30 days following the delivery of the additional space, and terminates concurrently with the term for the current space, which expires on November 20, 2026. The base rent for the additional space is the same rate as the space currently being rented under the terms of the Lease Agreement, $0.93 per rentable square (subject to 3% annual increase). In connection with the Amendment, the Company agreed to purchase certain existing office furniture for a total purchase price of $8,300.

In addition, on March 1, 2020, the Company entered into a License Agreement with the Lessor pursuant to which the Lessor agreed to allow the Company to use four storage containers located in the back parking lot associated with the building being leased under the Lease Agreement for a monthly rental of $800 per month.

The description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Amendment, a copy of which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description

10.1	First Amendment to Standard Industrial/Commercial Multi Tenant Lease

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flux Power Holdings, Inc.,
A Nevada Corporation

Dated: March 5, 2020	/s/ Ronald F. Dutt
Ronald F. Dutt, Chief Executive Officer

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